Exhibit 10.2
RESTRICTED STOCK AGREEMENT
(EXECUTIVE)
(Section 5.1 Of The Omnibus Incentive Plan, as Amended and Restated)

This Restricted Stock Agreement set forth below (this “Agreement”) is dated as of ___________ (the “Issue Date”) and is between L. B. Foster Company, a Pennsylvania corporation (“Company”), and ________________ (the “Stockholder”).
The Company has established its 2006 Omnibus Incentive Plan, as Amended and Restated (the “Plan”), to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. All capitalized terms not otherwise defined in this Agreement have the same meaning given them in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company and has authorized the execution and delivery of this Agreement.
AGREEMENT
The parties, intending to be legally bound hereby, agree as follows:
Section 1.Issuance of Stock. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Issue Date the Company hereby grants to Stockholder ________ shares of Company Common Stock, par value $0.01 per share (the “Common Stock”) pursuant to Article V of the Plan. For purposes of this Agreement, the “Shares” shall include all of the shares of Common Stock issued to Stockholder pursuant to this Agreement or issued with respect to such shares of Common Stock, including, but not limited to, shares of Company capital stock issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
Section 2.Vesting; Rights; Obligations; and Restrictions on Transfer.
(a)None of the Shares may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Section 2. Except as set forth in this Section 2, effective at the close of business on the date Stockholder ceases to be employed by the Company or an affiliate of the Company, any Shares that are not vested in accordance with this Section 2, and any dividends accrued pursuant to Section 2(c) below, shall be automatically forfeited without any further obligation on the part of the Company. Stockholder hereby assigns and transfers any forfeited Shares and the stock certificate(s) or other evidence of ownership representing such Shares to the Company.
(b)All of the Shares will vest 33 1/3% on each of the first, second, and third anniversaries. However, if a Change of Control occurs prior to the end of the full vesting period and (i) Stockholder experiences an involuntary Separation from Service by the Company other than (A) a Termination for Cause, (B) death, or (C) Disability, or the Stockholder terminates for Good Reason (as defined below) within the 90-day period immediately preceding a Change of Control, or on or within the two-year period immediately following a Change of Control, or (ii) the acquiring entity in a Change of Control does not assume this Agreement and convert the Shares into a substantially comparable award of capital stock or other equity incentive instrument in such acquiring entity as determined by the Board of Directors, any unvested Shares shall immediately vest. Vesting shall be tolled during any period in which Stockholder is on an approved leave of absence from employment with the Company or an affiliate of the Company.
(c)Subject to the foregoing provisions of this Section 2 and the provisions of the Plan, Stockholder shall have all rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive dividends, provided, however, that until such time as the Shares, or portion thereof, shall have vested, the Company shall accrue on its books and records for the benefit of the Stockholder an amount equal to the dividend payment that would otherwise have been received on the Shares but for this agreement to accrue the dividend payments. Dividends accrued for the benefit of the Stockholder shall be payable as the Shares vest with payment to be made by the Company, or its agent, within ten (10) business days after vesting. For purposes of clarity, if this Agreement provides that only a portion of the Shares vest on a given date, accrued dividends shall only be payable on that portion of Shares vesting and not on any Shares that remain unvested.
(d)For purposes of this Agreement, “Good Reason” means the Stockholder’s Separation from Service as a result of the occurrence, without the Stockholder’s written consent, of one of the following events:
(i)A material reduction in the Stockholder’s annual base salary (unless such reduction relates to an across-the-board reduction similarly affecting Stockholder and all or substantially all other executives of the Company and its affiliates);
(ii)The Company (or the Subsidiary employing Stockholder) makes or causes to be made a material adverse change in the Stockholder’s position, authority, duties or responsibilities which results in a significant diminution in the Stockholder’s position, authority, duties or responsibilities, excluding any change made in connection with (A) a reassignment to a New Job Position (as defined herein), or (B) a termination of Stockholder’s employment with the Company for Disability, Termination for Cause, death, or temporarily as a result of Participant’s incapacity or other absence for an extended period; (For purposes of this Agreement, “New Job Position” means a change in the Stockholder’s position, authority, duties or responsibilities with the Company or any affiliate due to the Stockholder’s demonstrated inadequate or unsatisfactory performance, provided the Stockholder had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.)
(iii)A relocation of the Company’s principal place of business, or of Stockholder’s own office as assigned to Stockholder by the Company or the Subsidiary employing Stockholder to a location that increases Stockholder’s normal work commute by more than 50 miles; or
(iv)Any other action by the Company or the Subsidiary employing Stockholder that constitutes a material breach of the employment agreement, if any, under which Stockholder’s services are to be performed.
In order for Stockholder to terminate for Good Reason, (A) the Company must be notified by Stockholder in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.

(e)The certificates, if any, representing unvested Shares will bear the following or similar legend:
“The securities represented by this certificate are subject to forfeiture and restrictions on transfer as set forth in the Restricted Stock Agreement between the issuer and the initial holder of these shares. A copy of that document may be obtained by the holder without charge at the issuer’s principal place of business or upon written request.”
Section 3.Investment Representation. Stockholder hereby acknowledges that the Shares cannot be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Stockholder also agrees that the Shares which Stockholder acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.
Section 4.Book Entry Account. At the discretion of the Company, certificates for the shares may not be issued. In lieu of certificates, the Company may establish a book entry account for the Shares, until vested, in the name of the Stockholder with the Company’s transfer agent for its Common Stock.
Section 5.Income Taxes. Stockholder acknowledges that any income for federal, state or local income tax purposes that Stockholder is required to recognize on account of the issuance of the Shares to Stockholder shall be subject to withholding of tax by the Company. In in order to satisfy Stockholder’s statutory withholding tax obligations, if any, on account of the vesting of Shares hereunder, the Company shall withhold a number of vested Shares issued hereunder equal to the applicable statutory withholding tax obligation for such Stockholder. Stockholder agrees further to notify the Company promptly if Stockholder files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any Shares.
Section 6.No Right to Employment. Neither the Plan nor this Agreement shall be deemed to give Stockholder any right to continue to be employed by the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment of the Stockholder at any time.
Section 7.Further Assistance. Stockholder will provide assistance reasonably requested by the Company in connection with actions taken by Stockholder while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Stockholder was employed by the Company.
Section 8.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Stockholder and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Stockholder and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.
Section 9.Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Stockholder, by execution of this Agreement, represents that he or she is familiar with the terms and provisions of the Plan and agrees to abide by all of the terms and conditions of this Agreement and the Plan. Stockholder accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any question arising under the Plan or this Agreement (including, without limitation, the date of any termination of Stockholder’s employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee the express authority to vary the terms of the Plan by means of this Agreement, in which case this Agreement shall govern.
Section 10.Entire Agreement. Except as otherwise provided herein, this Agreement and the Plan, which Stockholder has reviewed and accepted in connection with the grant of the Shares reflected by this Agreement, constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
Section 11.Choice of Law. To the extent not superseded by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the conflicts laws thereof) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State or Federal Courts located in the Commonwealth of Pennsylvania.
Section 12.Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the following address: If to the Company, L. B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Secretary; and if to the Stockholder, to his or her address as it appears on the Company’s records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.
Section 13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 14.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without the Stockholder’s consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to be excepted from Section 409A of the Code (or to comply therewith to the extent the Company determines it is not excepted).
Section 15.Acknowledgments.
(a)By accepting the Shares, the Stockholder acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.
(b)The Plan and related documents may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.
(c)This Award is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly. Notwithstanding, Stockholder recognizes and acknowledges that Section 409A of the Code may impose upon the Stockholder certain taxes or interest charges for which the Stockholder is and shall remain solely responsible.
(d)Stockholder acknowledges that, by receipt of this Award, Stockholder has read this Section 15 and consents to the electronic delivery of the Plan and related documents, as described in this Section 15. Stockholder acknowledges that Stockholder may receive from the Company a paper copy of any documents delivered electronically at no cost if Stockholder contacts the Company’s General Counsel by telephone at (412) 928-7829 or by mail to L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220 ATTN: General Counsel. Stockholder further acknowledges that Stockholder will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

IN WITNESS WHEREOF, the Company has caused a duly authorized officer to execute this Agreement on its behalf, and the Stockholder has placed his/her signature hereon, effective as of the Issue Date.

L. B. FOSTER COMPANY

                     By:

Name:    Robert S. Purgason
                     Title: Director and Chairman of the Compensation Committee

ACCEPTED AND AGREED TO:

                     , Stockholder